                                                                     EX. 10.13

CONTRACT # 99006326

SBC OPERATIONS, INC. (BUYER)

&

WORLD WIDE TECHNOLOGY, INC. (SELLER)

INDEX                                                         PAGE
                                                              ----
1.   ACCESS                                                     2
2.   CHANGES TO MATERIAL-PLUG-INS                               2
3.   FREIGHT CLASSIFICATION                                     2
4.   INVOICING AND PAYMENTS FOR PLUG-INS                        2
5.   MARKING-PLUG-INS                                           4
6.   MONTHLY ORDER AND SHIPMENT REPORTS                         4
7.   NOTICES                                                    5
8.   OPTION TO EXTEND                                           5
9.   *                                                          5
10.  REPAIRS NOT COVERED UNDER WARRANTY                         5
11.  SCOPE OF AGREEMENT                                         7
12.  SHIPPING AND PACKING-PLUG-INS                              7
13.  TERMS OF AGREEMENT                                         8
14.  *

[*Confidential treatment requested]






        *Certain material has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                                             Contract # 99006326
                              TERMS AND CONDITIONS


SBC OPERATIONS, INC.                           (BUYER)
175 E. Houston
San Antonio, Texas 78205

And

WORLD WIDE TECHNOLOGY, INC.                    (SELLER)

127 Weldon Parkway
St. Louis, Missouri  63043-3101


PREAMBLE

This Contract is effective upon the date of execution by the last party, is between SBC Operations, Inc. (Buyer) a Delaware corporation, for itself and its affiliated companies (hereinafter Buyer) and World Wide Technology, Inc. (Seller) a Missouri corporation. This Contract # 99006326 incorporates all the terms and conditions in our General Agreement # 98005906 between the parties unless specifically otherwise provided herein. In the event that the terms and conditions differ, this Contract # 99006326 shall prevail. Buyer and Seller agree that the term Buyer includes any of Buyer's affiliates, and the term Seller shall mean either World Wide Technology, Inc. (WWT) or Fujitsu, its Original Equipment Manufacturer (OEM) supplier, as applicable. Buyer and Seller agree that World Wide Technology, Inc. (Seller) will be the single point of contact in resolving all contractual issues between Buyer and Seller and/or Fujitsu, its OEM supplier, so long as it is technically and legally feasible.

                             Proprietary Information

The information contained herein is not for use or disclosure outside of SBC Operations, Inc., Southwestern Bell Telephone Company, Pacific Bell or their affiliated and subsidiary companies except under written agreement by the contracting company.

                              TERMS AND CONDITIONS

                                     ACCESS

Each party shall, at no charge, permit the other reasonable access to its premises in connection with the performance of this Contract. Each party shall coordinate with the other party prior to visiting such premises.

                          CHANGES TO MATERIAL-PLUG-INS

In addition to other obligations under this Contract, Seller agrees to notify Buyer, at least thirty (30) days in advance, except for those cases where an extremely unsatisfactory condition requires immediate action, of any change to be made in the MATERIAL subject to the provisions of this Contract that would impact either reliability or the form, fit or function of the MATERIAL.

Seller shall furnish a Product Change Notice (PCN) for all changes to MATERIAL provided hereunder in accordance with Generic Requirements GR-209-CORE, incorporated herein by this reference, and as may be amended at any time and from time to time, and any successor documents. The final classification of any PCN proposed by Seller will be as mutually agreed between Buyer and Seller. Such PCNs shall be e-mailed to:

PCN Administrator
2200 N. Greenville Ave., Rm. 3E
Richardson, Texas  75082-4412
Tel # (972) 454-6313
e-mail:  pcn@sbe.com

For PCNs classified as "A" or "AC", Seller agrees to promptly modify or replace, at no charge to Buyer or Buyer's Independent Contract (WWT), all MATERIAL affected by the changes specified in the PCN, and all relevant documentation in accordance with GR-209-CORE. Buyer's Independent
Contract or (WWT) shall include the latest Human Equipment Catalog Item (HECI) plug-ins in the kits specified in [*Confidential treatment requested] for all class A and AC changes. In an effort to achieve resolution of widespread or multiple defects, Seller may have to visit numerous field locations to modify or replace defective units of MATERIAL. Buyer will escort and may assist the Seller in resolving quality defects, as well as, to correct a variety of associated inventory records. Buyer may at its option, submit an invoice or take a credit against amounts owed to recover all expenses incurred by Buyer in correcting Seller's quality defects. Seller will be liable for all costs associated with resolving Seller's quality defects.

For changes classified as "B" or "D", Seller agrees to notify Buyer of the exact nature thereof and discuss with Buyer, details regarding the proposed implementation procedure as outlined in GR-209-CORE for affected MATERIAL which is being or will be manufactured. Buyer will determine at it's option, if MATERIAL previously shipped will be modified or replaced. Should such modification or replacement be deemed necessary, Seller will arrange therefore at prices and schedules to be mutually agreed upon between Buyer and Seller prior to implementation. Relevant documentation for such affected MATERIAL will be provided by Seller at no charge.

Any revisions, amendments, or successors to GR-209-CORE will become effective and thereafter applicable under this Contract thirty (30) days after such revision is released by the Buyer except for those particular revisions to which Seller specifically objects within twenty-one (21) days of receipt, providing therewith an explanation of each such objection. Upon each such objection, Buyer and Seller will attempt to negotiate a resolution to any such objections. Notwithstanding the foregoing, any revision made to address situations potentially harmful to the SBC network, the Premises, to address Premise security issues, to comply with statutory and/or regulatory requirements, or to the SBC Emergency Operating Procedures will become effective and applicable immediately notwithstanding any objection by Seller. In the event that Buyer and Seller fail to reach agreement on any PCN proposed by Seller, in addition to all other rights under this Contract, Buyer will have the right without penalty to terminate this Contract and any or all Orders for MATERIAL affected by such PCN(s) that may have been issued by Buyer.

                             FREIGHT CLASSIFICATION

Material purchased under this Contract shall be classified as National Motor Freight Classification (NMFC) item 63240 Class 85.

                        INVOICING & PAYMENT FOR PLUG-INS

Seller agrees to invoice Buyer within five (5) business days from date of shipment to Buyer. Taxes, if applicable, should be in accordance with the local, city, and state jurisdictions.

PURCHASE ORDERS

a) Seller shall provide invoices to SOUTHWESTERN BELL, electronically via Electronic Data Interchange (EDI) on a weekly basis, or as requested by Buyer's billing contacts listed below. Seller agrees to preclude taxes from shipments to the Material Distribution Center (MDC) located in Lancaster, Texas. Seller shall include invoices to Southwestern Bell details for: 1) invoice #; 2) invoice date; 3) Ship date; 4) Purchase Order (PO) #; 5) seven (7) digit HECI code; 6) quantity; 7) unit price;
       8) total amount owed; 9) taxes, if applicable, based on destination other than MDC in Lancaster, TX; 10) transportation charges; 11) applicable discounts.

REPAIR SERVICE ORDERS

a) Seller shall provide invoices to SOUTHWESTERN BELL, electronically via EDI on a weekly basis, or as requested by Buyer's billing contacts listed below. Seller shall include in invoices to Southwestern Bell details for:
      1) invoice #; 2) invoice date; 3) Ship date; 4) Repair Service Order (RSO) #; 5) seven (7) digit HECI code; 6) quantity; 7) unit price; 8) detailed breakdown of charges, repair, modification, test, no trouble found (NTF) etc.; 9) total amount owed; 10) transportation charges; 11) taxes, if applicable; 12) applicable discounts.

PURCHASE/REPAIR ORDERS

b) Seller shall provide invoices to PACIFIC BELL via monthly summary invoicing, in the format requested by Pacific Bell. Seller shall include in all monthly summary invoices to Pacific Bell details for: 1) order date; 2) ship date; 3) shipping notice #; 4) seven (7) digit HECI code; 5) quantity; 6) description of services; 7) unit price; 8) unit serial #; 9) warranty information; 10) tax information, if applicable; 11) transportation charges; 12) total amount owed; 13) applicable discounts.

c) Seller shall provide invoices to Buyer's Independent Contractor or Contractors in the format requested by said Contractor, and shall at a minimum include all the information requested by Buyer as listed above by region (Southwestern Bell or Pacific Bell). Buyer agrees to pay for Material/Services net thirty (30) days from Seller's invoice date or Buyer's receipt of Material/Services, whichever is later. Seller shall include transportation method on invoices. Seller shall acknowledge receipt of Buyer's or Buyer's Independent Contractors Order within forty-eight (48) hours of receipt and will advise Buyer and or Buyer's Independent Contractor as to whether or not Seller will meet the delivery interval specified on the order, delineating any shortages by HECI, quantity, shortage reason, and expected ship date for the specified shortages. Buyer may order plug-ins with a notation of "Do Not Sub"...and Seller agrees to ship the plug-ins as listed on the Orders. However, if Buyer does not include "Do Not Sub" on the Orders ...then Seller may use substitutions of a higher series plug only and not a lower series plug. Seller to obtain new Common Language Equipment Identifier (CLEI) codes from Telcordia (formerly Bellcore) and the ordering of function code chaining in the Trunks Integrated Record Keeping System (TIRKS) through Telcordia as stipulated in GR-2977-CORE, prior to requesting Buyer's authorization for the shipment of any changed, modified, and or potential plug-in substitutions. Seller shall ship and invoice using the most current HECI codes on all Class A and AC changes. Seller agrees to notify Buyer or Buyer's Independent Contractor of any such substitutions prior to shipment to Buyer or Buyer's Independent Contractor. All other invoices shall be handled as stated on the Orders.

     Southwestern Bell                            Pacific Bell
     Manager-Inventory Management/PICS LPO        Engineer Support Services/Pace
     One Bell Plaza, floor 20                     2829 Watt Ave., Rm. 250B
     Dallas, Texas  75202                         Sacramento, California  95851
     (214) 464-5298                               (916) 972-4512

d) Buyer shall pay Seller within thirty (30) days of the date of Material installation/acceptance of Material, or Seller's invoice date, whichever is later. However, payment for shortages, non-conforming Material or Services, and portions of any invoice in dispute, may be withheld by Buyer until such problem has been resolved. INVOICES RECEIVED BY BUYER MORE THAN ONE (1) YEAR AFTER THE DELIVERY OF PRODUCTS OR PERFORMANCE OF SERVICES ARE UNTIMELY AND BUYER SHALL HAVE NO OBLIGATION TO PAY SUCH INVOICES.

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e)    Invoices for or including freight charges shall be accompanied by legible copies of prepaid freight bills, express receipts or bills of lading supporting the invoice amounts. Such invoices shall include (1) carrier's name, (2) date of shipment, (3) number of pieces, (4) weight and (5) freight classification.

f) If Buyer disputes any invoice rendered or amount paid, Buyer shall so notify Seller and the parties shall use their best efforts to resolve such dispute expeditiously.

All claims for moneys due or to become due from Buyer will be subject to deduction by Buyer for any setoff or counterclaim for moneys due or become due from Seller, whether under this Contract or otherwise. Any amount due Buyer that is not so applied against Seller's invoices for any reason shall be paid to Buyer by Seller within thirty (30) days after demand by Buyer.

                                MARKING-PLUG-INS

a) Unless otherwise agreed by the parties, all Material shall be marked for identification purposes in a conspicuous or readily accessible location at no additional charge including, but not limited to, the following: (1) Seller's model/serial number/issue number; (2) Month and year of manufacturing; (3) Warranty expiration date; (4) Bar-coding in accordance with the Telecommunications Industry Forum (TCIF) standards, which includes the Equipment Category Item (ECI) number, and (5) for plug-in equipment; also in accordance with the current requirements outlined in the GR documents listed below.

b) Containers of Material shall be marked for identification with: (1) Product Identification Number ("PID"); (2) CLEI; (3) Continuing Property Record (CPR) Numbers; (4) Buyer's Order Number; (5) Product Description;
      (6) Order Item Number, if applicable; and (7) Bar-coding in accordance with the TCIF standards. Bar-coding will include the equipment Category Item (ECI) number.

c) All packing slips shall identify the PID number, Product Description, Order Number, Order quantity. Seller agrees to add any other identification requested by Buyer at charges to be agreed upon by Buyer and Seller. Seller shall mark all hazardous Material as such in a permanent and visible manner by stating "HAZARDOUS MATERIAL CONTAINED WITHIN" and identifying the specific hazardous material.

d) For central office plug-ins, hardwired equipment, tools and test sets, obtain at Seller's expense applicable ECI, CPR, CLEI information/requirements from Telcordia in accordance with GR-209; GR-383, GR-485; and GR-2977 and provide such information and or requirements to Buyer on the Order Acknowledgment and or as stipulated in the GR documents. Any revisions, amendments, or successors to the GR documents listed above will become effective and thereafter applicable under this Contract thirty (30) days after such revision is released by the Buyer to Seller. Buyer and Seller will attempt to negotiate a resolution to any objections of said revisions by Seller.

e) For Network Channel Terminating Equipment (NCTE) obtain at Seller's expense applicable ECI, CPR, CLEI information/ requirements from Telcordia in accordance with GR-209; GR-383, GR-485; and GR-2977 and provide such information and or requirements to Buyer on the Order Acknowledgment and or as stipulated in the GR-documents listed above. Any revisions, amendments, or successors to the GR documents listed above will become effective and thereafter applicable under this Contract thirty (30) days after such revision is released by the Buyer to Seller. In addition, Seller shall place on the container as well as on the plug-in unit a permanent and visible "NCTE" label identifying the unit as such.

                   MONTHLY ORDER AND SHIPMENT REPORTS-PLUG-INS

During the term hereof, Seller agrees to render monthly Order and shipment reports. The report shall be in a form that indicates the total dollars paid to Seller by Buyer for the applicable month, listed by seven-(7) digit CLEI, sorted by purchases and repairs. In addition. Seller shall prepare a separate report listing the "No Trouble Found" (NTF) data sorted by seven (7) digit CLEI. And, any additional information so required by Buyer. These reports shall be provided on or before the fifteenth (15th) working day of the succeeding month, and shall be mailed to Buyer at the address specified in the clause entitled "Notices" in our General Agreement #98005906.

                                     NOTICES

Except as otherwise provided in this Agreement, or applicable Order, all notices or other communications hereunder shall be deemed to have been duly given when made in writing and either 1) delivered in person, 2) delivered to an agent, such as an overnight or similar delivery service, or 3) deposited in the United States Mail, postage prepaid, or 4) facsimile transmission, and addressed as follows:

To:      (World Wide Technology, Inc.)
         (127 Weldon Parkway)
         (St. Louis, Missouri  63043-3101)
         (Attn.:  Mark Catalano

To:      (SBC Operations, Inc.)
         (530 McCulllough rm. 2-M-02)
         (San Antonio, Texas  78215)
         (Attn.:  Contract Manager-Plug-ins

To:      (AFFILIATE NAME)
         (AFFILIATE STREET ADDRESS)
         (AFFILIATE CITY, STATE, ZIP)
         ATTN.: ______________

The address to which notices or communications may be given by either party may be changed by written notice given by such party to the other pursuant to this paragraph entitled "Notices".

                                OPTION TO EXTEND

Buyer will have the right to extend the period specified in the clause herein entitled "Terms of Agreement" for two (2) years by giving Seller at least thirty
(30) days' prior written notice. Within ten (10) days of the date of Buyer's notice to extend the period, Seller will notify Buyer in writing whether Seller proposes to revise its prices under this Agreement. If it does and the parties fail to agree on the revised prices within twenty (20) days after the date of Seller's notice to Buyer, then Buyer's notice to extend will be considered withdrawn and prices for outstanding Orders will not be revised.







*Confidential treatment will be requested






                       REPAIRS NOT COVERED UNDER WARRANTY

[*Confidential treatment will be requested] Seller shall make available to Buyer a repair and return option and an exchange option which shall apply to any Material with respect to which the applicable warranty period has expired. The availability of the options described in this section shall not be construed as altering or affecting responsibility for risk of loss of or damage to the Material, as provided elsewhere in this Contract.

     a. Under these options, if Buyer elects to have any Material repaired or exchanged, Buyer may return such Material to Seller at a location designated by Seller. If Buyer elects the repair and return option, Seller shall repair such Material and place it in good operating condition for Seller's then current price for such repair service plus freight charges and any applicable taxes. If Buyer elects the exchange option, Seller shall promptly replace such Material with a comparable, factory-tested, refurbished Material, if available, which shall meet current Material Specifications. Such replacement shall be at Seller's standard charges for the replacement Material, plus freight charges and any applicable taxes.

     b. If any Material returned to Seller for repair and return as provided in this paragraph a. is determined to be beyond repair, or if repair costs are expected to exceed the cost of replacement, Seller shall so notify Buyer. If requested by Buyer, Seller shall replace said Material pursuant to the exchange option and, if so requested by Buyer, shall return such unit to Buyer and designate as "beyond economic repair". All plug-in equipment repaired, modified, and or exchanged by Seller will meet or exceed mutually agreed upon non-billable PCN's, Customer Change Notices (CCN's), and General Engineering Complaints (GEC's) and any other mutually agreed upon technical standards applicable to repaired, exchanged, or modified plug-in equipment. Any reportable changes to hardware, software, and or firmware in accordance with GR-209-CORE will require Seller to obtain new CLEI codes from Telcordia and the ordering of the function code chaining in TIRKS through Telcordia as stipulated in GR-2977-CORE, prior to requesting Buyer's authorization for the shipment of any changed, modified, and or potential plug-in substitutions.

2.   Repair and Refurbished Material

     a. Repair of Material hereunder shall include, but shall not be limited to, remedial maintenance necessary to return defective Material to an operational condition that is suitable for reuse by Buyer and is in accordance with the Specifications for such Material. In addition, repair may include retrofitting and engineering changes and updates, provided such changes and/or updates have been approved by Buyer.

     b. Refurbished Material hereunder shall include, but shall not be limited to, used Material that is in "like-new" operational and appearance condition so that it is suitable for reuse by Buyer.

3.   Performance of Work

     a. Except as otherwise provided in this Contract, the schedule for performance of services, applicable to each Order under this section shall be agreed upon by Seller and Buyer and shall be set forth in each such Order; however, in no event shall the Service interval exceed seven (7) days after such receipt.

          1) In the event that Seller exceeds the maximum repair interval, Buyer shall have the right, without liability, to (i) cancel such Order or (ii) extend such scheduled service date specified in the Order, subject, however, to the right to cancel if Service is not made or performance is not completed by such extended date.

          2) If an Order is canceled pursuant to the preceding sentence, Seller shall return the Material(s) received from Buyer under such Order. Seller shall reimburse Buyer the costs of shipping the Material(s) to Seller and the amounts, if any, previously paid by Buyer for Service not received or performed.

     b. Seller shall furnish all labor, services, tools, Material, parts, accessories, instruments and equipment required to perform services under this section.

     c. Seller shall provide a written notice to Buyer with the name(s) and telephone number(s) of the individual(s) to be contacted concerning any questions that may arise regarding services under this section. If required, Seller shall specify any special packing of Material which might be necessary to provide adequate in-transit protection from transportation damage.

     d. Material repaired by Seller shall have the service completion date stenciled or otherwise identified in a permanent manner at a readily visible location on the Material.

          1) In addition, Seller agrees to add any other identification which might be requested by Buyer. Charges, if any, for such additional identification marking shall be agreed upon by Seller and Buyer.

     e. Unless otherwise provided in this Contract, there shall be no additional charge for replacement parts. Only new standard parts or parts of quality equal to the original parts shall be used in refurbished Material or in effecting repairs. Parts, which have been replaced, shall become Seller's property. If a part has been replaced, by definition it has been removed; provided, however, that replaced parts shall, upon request by Buyer be available for inspection by Buyer. Parts, which are installed in Material as a part of the repair process, shall become the property of Buyer.

     f. If a Material returned to Seller for repair is determined to be beyond repair, Seller shall return such material to Buyer and designate as "beyond economic repair".

4.   Risk of Loss

Except as otherwise provided in this Contract, after receipt of Material from Buyer, Seller shall assume the risk of loss of or damage to such Material until the Material is returned to and accepted by Buyer. Buyer shall notify Seller promptly of any claim and shall cooperate with Seller in every reasonable way to facilitate the settlement of any such claim.










                    *Confidential treatment will be requested










                           SCOPE OF AGREEMENT-PLUG-INS

Subject to the terms and condition of this Contract, Seller shall provide to Buyer such Material and Services [*Confidential treatment will be requested] as ordered by Buyer, and such other Material and Services as the parties may agree to include hereunder, during the term of this Contract.

Seller agrees that Buyer or Buyer's Independent Contractor, may place orders for Material and or Services directly with Seller and Seller agrees to extend Buyer's pricing and warranties to Buyer's Independent Contractor with respect to Services or Material provided on behalf of or for Buyer. Seller further agrees that in no event will Buyer be responsible or liable for any promise, act, or omission of Buyer's Independent Contractor.

                          SHIPPING AND PACKING PLUG-INS

1. Seller shall ship Material Free on Board (F.O.B.) origin; freight prepaid and added as a separate item on the invoice.

     (a) Unless otherwise instructed by Buyer, Seller shall ship Material to Buyer based on the lowest published price by reliable common carrier (rail, truck or freight forwarder), in order to meet Buyer's specified delivery date. Buyer has the right to designate in the Order the common carrier Seller shall use. If more cost effective transportation can be arranged, Seller shall notify Buyer and, if Buyer agrees, Seller shall ship at the agreed upon price by that agreed upon carrier. If that carrier's price exceeds the agreed upon price, or if Seller chooses not to use Buyer's designated common carrier, Buyer shall have the right to: (1) Deduct from Seller's invoice, or (2) Invoice Seller for freight charges, if any, in excess of those which would have been charged by the common carrier specified by Buyer. Further, Buyer has the right to designate routing, whether or not Buyer designates a common carrier. (3) Seller will incur a ten (10)% penalty for late deliveries exceeding twenty (20) business days of the promise date but less than forty (40) days; and a twenty (20)% penalty for late deliveries exceeding forty (40) business days.

2. Seller's bill of lading shall include Buyer's Purchase Order Number and Buyer's billing address designated for use by the common carrier; and Seller shall require the common carrier to include Buyer's Purchase Order number and Buyer's designated billing address on the common carrier's freight bill.

3. Seller shall coordinate pick up and or deliveries to Buyer's locations as follows:

     Hayward, CA 7:30 a.m. to 3:00 p.m. (weekdays only) Lancaster, TX 8:00 a.m. to 12:30 p.m. (weekdays only) Other locations...as mutually agreed between Buyer or Buyer's Independent Contractor at such locations and Seller.

4. Seller shall ship and package all purchased, repaired, exchanged, or modified plug-ins in accordance with GR-1421 incorporated herein by this reference. Seller shall wrap or bag individual plug-ins in anti-static material, place in "ship ready" electro static discharge (ESD) container that meet or exceed Telcordia's requirements outlined in the GR document listed herein. Any revisions, amendments, or successors to GR-1421 will become effective and thereafter applicable under this Contract, thirty (30) days after such revision is released by the Buyer to Seller. Buyer and Seller will attempt to negotiate a resolution to any objections of said revisions by Seller. For shipments to Buyer's MDC in Lancaster, Texas, Seller agrees to ship Material on pallets 42" by 42". Seller further agrees to stack Material on such pallets no higher than 48". Seller agrees to secure Packing Slip on top of pallet (one per pallet); listing 7 (seven) digit HECI, quantity ordered, quantity shipped, Purchase Order # and bar-coded in accordance with GR-383 and GR-485. In addition, Seller agrees to layer such pallets with "like HECI's" in an effort to minimize claims and reduce receiving errors. Seller further agrees to limit containers to "like HECI's" only.

                               TERMS OF AGREEMENT

This Contract is effective as of the signature date, and, unless terminated or canceled as provided in our General Agreement #98005906, shall remain in effect through March 31, 2001. Either Seller or Buyer may terminate this Contract upon thirty (30) days prior written notice to the other setting forth the effective date of such Termination. The Termination, Cancellation or expiration of this Contract shall not affect the obligations of either party to the other party pursuant to any Order previously executed hereunder, and the terms and conditions of this Contract shall continue to apply to such Order as if this Contract had not been terminated or canceled.

















                   *Confidential treatment will be requested

IN WITNESS WHEREOF, Seller and Buyer have executed the Amendment in duplicate counterparts, each of which will be deemed to be an original document as of the signature dates below.

WORLD WIDE TECHNOLOGY, INC.                    SOUTHWESTERN BELL OPERATIONS INC.
          (SELLER)                                        (BUYER)
By: /s/ Mark Catalano                          By: /s/ Steve Welch
   --------------------------------------         ------------------------------
Name:  Mark J. Catalano                        Name:  Steve Welch
     ------------------------------------           ----------------------------
Title: Director                                Title:  President
      -----------------------------------            ---------------------------
Date:  9-9-1999                                Date: 8/27/99
     ------------------------------------           ----------------------------

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*Confidential treatment will be requested.
















































































                             Proprietary Information

                                                                   As of 1/11/99
                                                 Please discard previous edition


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*Confidential treatment will be requested.
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*Confidential treatment will be requested.
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*Confidential treatment will be requested.
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*Confidential treatment will be requested.
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*Confidential treatment will be requested.
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*Confidential treatment will be requested.
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*Confidential treatment will be requested.
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                   *Confidential treatment will be requested